                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   ________
                                   Form S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                              TeleCorp PCS, Inc.
            (Exact name of registrant as specified in its charter)


            Delaware                                          54-1872248
  (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                         Identification No.)


                         1010 N. Glebe Road, Suite 800
                             Arlington, VA  22201
                                (703) 236-1100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                   TeleCorp PCS, Inc. 1999 Stock Option Plan
                             (Full title of plan)


                              Thomas H. Sullivan
             Executive Vice President and Chief Financial Officer
                              TeleCorp PCS, Inc.
                         1010 N. Glebe Road, Suite 800
                             Arlington, VA  22201
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                  Copies to:
                            David A. Cifrino, P.C.
                            McDermott, Will & Emery
                                28 State Street
                               Boston, MA  02109


                        Calculation of Registration Fee

--------------------------------------------------------------------------------------------------------------
                                               Proposed maximum       Proposed maximum
Title of Securities        Amount to be        offering price per     aggregate offering      Amount of
to be registered           Registered(1)       share                  price                   registration fee
--------------------------------------------------------------------------------------------------------------
Class A Common             1,814,321           $34.625                $62,820,865            $17,465
Stock, $0.01 par
value per share
--------------------------------------------------------------------------------------------------------------

(1) Plus such additional number of shares as may be required pursuant to the Plan in the event of a stock dividend, split of shares, recapitalization or other similar change in the Class A Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low bids of the Class A Common Stock as reported on The Nasdaq National Market on November 24, 1999.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

     The following documents are hereby incorporated by reference in this registration statement:

     (a) The Company's prospectus dated November 22, 1999 filed with the Securities and Exchange Commission (the "Commission") on November 23, 1999 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), containing the Company's audited financial statements for the fiscal year ended December 31, 1998.

     (b) The description of the Company's Class A Common Stock incorporated by reference into the Company's registration statement on Form 8-A (File No. 000-27901) filed with the Commission on November 2, 1999 from the Company's registration statement on Form S-1 (SEC File No. 333-89393), as amended.

     In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documentation.

Item 4.    Description of Securities

     Not applicable.

Item 5.    Interests of Named Experts and Counsel

     Not applicable.

Item 6.    Indemnification of Officers and Directors

     As permitted by Section 102(b)(7) of the DGCL, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors and executive officers for monetary damages for breach of fiduciary duty as a director or executive officer, except: (1) for any breach of the director's or executive officer's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for unlawful dividends and stock purchases under the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

     In addition, Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgements, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Our bylaws provide that: (1) we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions; (2) we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our amended and restated certificate of incorporation, our bylaws or agreements; and (3) we must advance expenses, as incurred, to our directors and executive officers in connection with any legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

     We have also entered into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and key employees for various liabilities.

Item 7.    Exemption from Registration Claimed

     Not applicable.

Item 8.    Exhibits

     The following exhibits are filed with this report, except as otherwise indicated:

     5.1 Opinion of McDermott, Will & Emery as to the legality of the shares being registered.

     10.1 TeleCorp PCS, Inc. 1999 Stock Option Plan (Exhibit 10.27 to the Company's S-1 Registration Statement, incorporated herein by reference).

     23.1  Consent of PricewaterhouseCoopers, LLP.

     23.2  Consent of McDermott, Will & Emery (included in Exhibit 5.1)

     25.1  Power of Attorney (included on page II).

Item 9.    Undertakings

     (a)  The Company hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on November 30, 1999.

TeleCorp PCS, Inc.


By: /s/ Gerald T. Vento
    _________________________________
    Gerald T. Vento
    Chief Executive Officer

                                      -I-

                               POWER OF ATTORNEY

   TeleCorp PCS, Inc. and each person whose signature appears below constitutes and appoints each of Thomas H. Sullivan and Gerald T. Vento as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for each such person and in such person's name, in any and all capacities, (A) to sign all amendments (including pre-effective and post-effective amendments) to this registration statement; (B) to file such amendments with all exhibits and other related documents with the Securities and Exchange Commission; and (C) to perform every act necessary in connection with (A) or (B); and (2) ratifies and confirms everything that such attorneys-in-fact and agents, or any or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue of this appointment.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below as of November 30, 1999 by the following persons in the capacities indicated.


Signature                            Title


/s/ Gerald T. Vento
____________________________         Chief Executive Officer and Chairman
Gerald T. Vento


/s/ Thomas H. Sullivan
____________________________         Executive Vice President, Chief Financial
Thomas H. Sullivan                   Officer and Director


____________________________         Director
Michael R. Hannon


/s/ Scott Anderson
____________________________         Director
Scott Anderson


/s/ Rohit M. Desai
____________________________         Director
Rohit M. Desai


/s/ James M. Hoak
____________________________         Director
James M. Hoak


/s/ Mary Hawkins-Key
____________________________         Director
Mary Hawkins-Key


____________________________         Director
William Kussell


/s/ Michael Schwartz
____________________________         Director
Michael Schwartz

                                      -II-

                                 EXHIBIT INDEX

The following exhibits are filed with this report, except as otherwise indicated:

     5.1 Opinion of McDermott, Will & Emery as to the legality of the shares being registered.

     10.1 TeleCorp PCS, Inc. 1999 Stock Option Plan (Exhibit 10.27 to the Company's S-1 Registration Statement, incorporated herein by reference).

     23.1  Consent of PricewaterhouseCoopers LLP.

     23.2  Consent of McDermott, Will & Emery (included in Exhibit 5.1)

     25.1  Power of Attorney (included on page II).